Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement previously filed (Form S-3 No. 333-159302), incorporated by reference in the Registration Statement on Form S-3 filed pursuant to Rule 462(b) on August 13, 2009, and related Prospectus of MAKO Surgical Corp. and to the incorporation by reference therein of our report dated March 10, 2009, with respect to the financial statements of MAKO Surgical Corp., included in its Annual Report (Form 10-K) for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
     Certified Public Accountants

Miami, Florida

August 13, 2009